                                                                     Exhibit 2.5

                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of August 26, 2002, between iPayment Holdings, Inc., a Tennessee corporation ("Holdings"), and iPayment, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Holdings (the "Surviving Corporation").

                                    RECITALS

            WHEREAS, the respective Boards of Directors of the Surviving Corporation and Holdings have determined that it is in the best interests of their respective corporations and stockholders to effect the Merger provided for herein upon the terms and subject to the conditions set forth herein for the purpose of effecting a change of the state of incorporation of Holdings from Tennessee to Delaware.

            NOW, THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto adopt the plan of Merger encompassed by this Agreement and agree as follows:

                                    ARTICLE I
                       THE MERGER; CLOSING; EFFECTIVE TIME

            1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Holdings shall be merged with and into the Surviving Corporation, the stockholders of Holdings shall become the stockholders of the Surviving Corporation and the separate corporate existence of Holdings shall thereupon cease (the "Merger"). The corporate identity, existence, powers, rights and immunities of the Surviving Corporation shall continue unimpaired by the Merger, and the Surviving Corporation shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of Holdings, all without further act or deed. The Surviving Corporation shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL") and the Tennessee Business Corporation Act (the "TBCA"). The parties intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

            1.2 CLOSING. The closing of the Merger (the "Closing") shall take place at such place and time and/or on such date as Holdings and the Surviving Corporation may agree.

            1.3 EFFECTIVE TIME. Following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VI hereof, Holdings and the Surviving Corporation will, at such time as they deem advisable, cause this Agreement to be filed, together with the Certificate of Merger, Articles of Merger and/or such other appropriate certificates of each of Holdings and the Surviving Corporation with the Secretary of State of the State of Delaware and with the Secretary of State of the State of Tennessee. The Merger shall become effective on the later of the filing of the Certificate of Merger with the Secretary of State of Delaware and filing of the Articles of Merger with the Secretary of State of Tennessee (the "Effective Time").

                                   ARTICLE II
                   CERTIFICATE OF INCORPORATION AND BYLAWS OF
                            THE SURVIVING CORPORATION

            2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation in effect immediately prior to the Effective Time, without amendment thereto, shall be the Certificate of Incorporation of the Surviving Corporation following the Merger.

            2.2 BYLAWS. The Bylaws of the Surviving Corporation in effect immediately prior to the Effective Time, without amendment thereto, shall be the Bylaws of the Surviving Corporation following the Merger.

                                   ARTICLE III
                             DIRECTORS AND OFFICERS
                          OF THE SURVIVING CORPORATION

            3.1 DIRECTORS AND OFFICERS. The directors and officers of the Surviving Corporation immediately prior to the Effective Time shall be the directors and officers (holding the same titles and positions), respectively, until their respective successors have been duly elected or appointed and qualified or until their earlier respective death, resignation or removal.

                                   ARTICLE IV
                      EFFECT OF THE MERGER ON CAPITAL STOCK

            4.1 EFFECT ON CAPITAL STOCK OF HOLDINGS. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of Holdings:

                  (a) Each share of the Common Stock, no par value per share, of
            Holdings ("Holdings Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares held by persons exercising dissenters' rights in accordance with the applicable provisions of the TBCA) shall be automatically converted into one validly issued, fully paid and nonassessable share of Common Stock, $.01 par value per share, of the Surviving Corporation ("Surviving Corporation Common Stock");

                  (b) Each share of the Series A Convertible Preferred Stock, no par value per share, of Holdings (the "Holdings Series A Preferred Stock") issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of Series A Convertible Preferred Stock, $.01 par value per share, of the Surviving Corporation ("Surviving Corporation Series A Preferred Stock");

                  (c) Each certificate representing Holdings Common Stock or
            Holdings Preferred Stock shall thereafter represent the same number of shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as applicable, and upon surrender of any such certificate or certificates to the Surviving Corporation at its offices, the transferee or other holder of the certificate or certificates surrendered shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as applicable, into which Holdings Common Stock or Holdings Preferred Stock so surrendered shall have been converted as aforesaid and because all shares of Holdings Common Stock and Holdings Preferred Stock will be exchanged for a like number of shares of Surviving Corporation Common Stock and Surviving Corporation Preferred Stock, no fractional shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock will be issued in connection with the Merger;

                  (d) Each option, warrant, convertible debenture or other
            security or right entitling the holder thereof to acquire Holdings Common Stock or Holdings Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such security, be converted into and become a right to acquire the same number of shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as applicable, at the same price per share and upon the same terms and subject to the same conditions as applicable to such security immediately prior to the Effective Time, to the extent permitted by law; and

                  (e) The Surviving Corporation shall assume and adopt in their entirety Holdings's stock incentive plans, and all awards issued pursuant to such plans shall be converted into awards of the Surviving Corporation.

            4.2 EFFECT ON CAPITAL STOCK OF SURVIVING CORPORATION. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Surviving Corporation, each share of the Common Stock, $.01 par value per share, of the Surviving Corporation issued and outstanding immediately prior to the Effective Time shall be cancelled.

                                    ARTICLE V
                                   CONDITIONS

            5.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the Surviving Corporation and Holdings to consummate the Merger are subject to the approval of this Agreement (i) by the holders of a majority of the shares of Holdings Common Stock and Holdings Preferred Stock, in accordance with applicable law and Holdings's Amended and Restated Charter and Amended and Restated Bylaws, (ii) by Holdings as sole stockholder of the Surviving Corporation, in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Surviving Corporation, (iii) by Bank of America, N.A., in accordance with the Loan Agreement, dated March 1, 2001, and (iv) by Harbinger Mezzanine Partners, L.P., in accordance with the Loan and Security Agreement, dated March 1, 2001.

                                   ARTICLE VI
                                   TERMINATION

            6.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned (notwithstanding approval of the Merger by the Boards of Directors and stockholders of Holdings and the Surviving Corporation) at any time prior to the Effective Time by the mutual consent of the Board of Directors of Holdings and the Board of Directors of the Surviving Corporation.

            6.2 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article VI, no party thereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement.

                                   ARTICLE VII
                            MISCELLANEOUS AND GENERAL

            7.1 MODIFICATION OR AMENDMENT. Subject to the applicable provisions of the DGCL and the TBCA, at any time prior to the Effective Time, the parties hereto may modify, amend or waive any provision of this Agreement solely by written agreement executed and delivered by duly authorized officers of the respective parties.

            7.2 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

            7.3 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            7.4 HEADINGS. The Article, Section and paragraph headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

            7.5 STOCKHOLDER. The term "stockholder" in this Agreement shall mean stockholder or shareholder.

            7.6 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware.

            7.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters set forth herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                  IPAYMENT HOLDINGS, INC., a
                                  Tennessee corporation

                                  By:   /s/ Carl A. Grimstad
                                      ----------------------
                                        Carl A. Grimstad,
                                        President


                                  IPAYMENT, INC., a Delaware corporation

                                  By:   /s/ Gregory S. Daily
                                      ----------------------
                                        Gregory S. Daily,
                                        Chairman of the Board, Chief
                                        Executive Officer and Secretary